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                                                                      EXHIBIT 11



             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE

                    (In thousands, except per share amounts)
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                                                                                    Year Ended December 31,
                                                                            --------------------------------------
                                                                                1997         1996         1995
                                                                              --------     --------     --------
Basic:
Average common shares outstanding......................................         14,800        9,420         3,662
Preferred stock converted to common shares.............................              -            -         1,952
                                                                            --------------------------------------
     Total shares......................................................         14,800        9,420         5,614
                                                                            ======================================
Net income (loss)......................................................     $  (99,277)   $ (94,475)   $      118
                                                                            ======================================
Net income (loss) per share............................................     $    (6.71)   $  (10.03)   $     0.02
                                                                            --------------------------------------
Diluted:
Average common shares outstanding......................................         14,800        9,420         3,662
Preferred stock converted to common shares.............................              -            -         1,952
Net effect of dilutive stock options based on the treasury stock method
   using the average price for the period..............................              -            -           320
Net effect of dilutive warrants based on the treasury stock method
   using the average price for the period..............................              -            -            91
                                                                            --------------------------------------
     Total shares......................................................         14,800        9,420         6,025
                                                                            ======================================
Net income (loss)......................................................     $  (99,277)   $ (94,475)   $      118
                                                                            --------------------------------------
Net income (loss) per share ...........................................     $    (6.71)   $  (10.03)   $     0.02
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